Exhibit 99.1

FOR IMMEDIATE RELEASE

First Commonwealth Announces Fourth Quarter and Full-Year 2012 Financial Results;

Declares Fourth Quarter Dividend

In addition, First Commonwealth also announces authorization of an additional share repurchase program and the redemption of mandatorily redeemable capital securities

Indiana, PA., January 30, 2013 - First Commonwealth Financial Corporation (NYSE: FCF) today reported net income of $8.7 million, or $0.09 diluted earnings per share, for the fourth quarter ended December 31, 2012, as compared to a net loss of $5.7 million, or $0.05 per share, in the fourth quarter of 2011. The increase in net income was primarily the result of reduced provision for credit losses and noninterest expense, partially offset by lower net interest income and noninterest income. For the year ended December 31, 2012, net income was $42.0 million, or $0.40 diluted earnings per share, compared to net income of $15.3 million, or $0.15 diluted earnings per share for the year 2011. The increase in year-over-year net income was primarily the result of reduced provision for credit losses and increased noninterest income, partially offset by lower net interest income.

T. Michael Price, President and Chief Executive Officer, stated, “We are pleased with the earnings improvement we have achieved from a net income of $15.3 million in 2011 to $42.0 million in 2012. Our business production in middle market, small business and branch lending is at its highest level in recent memory, and we have continued to make good progress with our credit and efficiency initiatives since the latter part of 2011. However, much more remains to be done. Credit quality and efficiency are key aspects to driving our performance to a best-in-class level.”

Net Interest Income and Net Interest Margin

Fourth quarter 2012 net interest income, on a fully taxable equivalent basis, decreased $0.7 million, or 1%, to $48.2 million as compared to the fourth quarter of 2011. The decrease was the result of a 21 basis point decline in net interest margin, partially offset by a $187.9 million increase in average loans and a $52.5 million increase in average investment securities. Net interest margin was 3.57%, 3.54% and 3.78% for the three-month periods ended December 31, 2012, September 30, 2012 and December 31, 2011, respectively. For the year ended December 31, 2012 net interest income, on a fully taxable equivalent basis, decreased $2.0 million, or 1%. The decrease was primarily due to a 19 basis point decline in the net interest margin, partially offset by growth in average loans and securities. The net interest margin for the years ended December 31, 2012 and 2011 was 3.61% and 3.80%, respectively.

Significant changes to First Commonwealth’s balance sheet from December 31, 2011 to December 31, 2012 included:

•	A $161.1 million, or 4%, increase in loans.

•

Continued improvement in the mix of deposits, including a $104.9 million, or 12%, increase in demand deposits; a $113.2 million, or 5%, increase in savings deposits; and a $164.9 million, or 14%, decrease in time deposits.

•	Borrowings increased $116.3 million, including $72.8 million of long-term borrowings.

•	5,662,083 common stock shares were repurchased during 2012 for a total of approximately $37 million.

“I am particularly pleased with our team’s success in increasing loans and transactional deposit accounts during the past year,” said Mr. Price. “The discipline of our customer calling programs has produced encouraging results in both the consumer and business markets. We have also seen significant household growth and improvement in the cross-selling of financial solutions in both banking areas.”

Credit Quality

The provision for credit losses totaled $5.7 million and $20.5 million for the fourth quarter and year ended December 31, 2012, respectively, as compared to $25.9 million and $55.8 million in the prior-year periods. The fourth quarter 2012 provision for credit losses included $4.4 million due to deterioration in collateral values on two impaired loan relationships.

At December 31, 2012, nonperforming loans were $107.6 million, an increase of $13.6 million from September 30, 2012. The significant loans that were placed into nonperforming status in the fourth quarter of 2012 included two commercial real estate credits totaling $9.5 million. Nonperforming loans as a percentage of total loans were 2.56%, 2.23% and 2.76% for the periods ended December 31, 2012, September 30, 2012 and December 31, 2011, respectively.

During the fourth quarter of 2012, net charge-offs were $2.6 million compared to $36.8 million in the fourth quarter of 2011. For the year ended December 31, 2012, net charge-offs were $14.6 million, or 0.35% of average loans on an annualized basis, compared to $65.8 million, or 1.62% of average loans on an annualized basis, for the year 2011. The allowance for credit losses as a percentage of total loans outstanding was 1.60%, 1.52% and 1.51% for December 31, 2012, September 30, 2012 and December 31, 2011, respectively.

Other Real Estate Owned (“OREO”) acquired through foreclosure was $11.3 million at December 31, 2012 which represented a decrease of $4.8 million from September 30, 2012 and an $18.8 million decrease from December 31, 2011. During the fourth quarter of 2012, there were $3.2 million of write-downs charged to noninterest expense, primarily associated with two OREO properties, based on updated appraisals.

Price commented, “We have made significant progress resolving many of the problem loans that negatively affected our performance in the 2009-2011 timeframe. That progress now allows our organization to focus more intensely on the fundamentals of community banking.”

Noninterest Income

Noninterest income, excluding net securities gains, decreased $1.4 million, or 9%, in the fourth quarter of 2012 compared to the same period last year. This decrease is primarily the result of $1.6 million in gains from the sale of two OREO properties in 2011, $1.0 million in rental revenue from an OREO property in 2011, offset by a $0.5 million increase in card related interchange income and $0.7 million of improved credit adjustments on commercial loan interest rate swaps.

There were no significant recognized net securities gains or other-than-temporary impairment charges for the fourth quarter of 2012 or 2011. First Commonwealth also did not incur any other-than-temporary impairment charges for 2012 or 2011. Net securities gains for the year 2012 were $0.2 million compared to net securities gains of $2.2 million for the year 2011.

For the year ended December 31, 2012, noninterest income, excluding net securities gains, increased $9.8 million, or 18%, when compared to the full-year 2011. Significant changes to noninterest income for the twelve-month period include increases of $7.4 million in credit adjustments on commercial loan interest rate swaps, $1.2 million in card-related interchange income and $0.5 million in gains on the sale of troubled assets. The $7.4 million increase in credit adjustments on commercial loan interest rate swaps was primarily the result of a $6.8 million adverse mark-to-market credit adjustment for a troubled commercial loan relationship in 2011.

Noninterest Expense

Noninterest expense decreased $4.7 million, or 10%, in the fourth quarter of 2012 from the fourth quarter of 2011, primarily from $3.0 million less in OREO write-downs to current fair value and lower OREO operating expense in 2012. Also affecting fourth quarter 2012 noninterest expense comparisons are a $0.9 million decrease in staff expenses and a $0.4 million decrease for unfunded commitment expense.

For the year ended December 31, 2012, as compared to 2011, noninterest expense increased slightly to $177.2 million as compared to $176.8 million.

The most significant year-over-year changes in noninterest expense included reductions of $0.8 million for occupancy and $3.9 million in OREO write-downs and OREO operating expense. These reductions were offset by a $3.5 million external fraud recognized in the third quarter of 2012 and a $1.0 million increase in data processing expense.

Full time equivalent staff was 1,395 and 1,442 for the periods ended December 31, 2012 and 2011, respectively. Salaries and employee benefits for the year ended December 31, 2012 increased $1.4 million from the year 2011, primarily due to increased incentive expense and the effects of normal merit increases.

The efficiency ratio, calculated as total noninterest expense as a percentage of total revenue (total revenue consists of net interest income, on a fully taxable equivalent basis, plus total noninterest income, excluding net impairment losses and net securities gains), was 69% for the year ended December 31, 2012 as compared to 70% for 2011.

Dividends and Capital

First Commonwealth Financial Corporation declared a common stock quarterly dividend of $0.05 per share, which is payable on February 22, 2013 to shareholders of record as of February 11, 2013. This dividend represents a 3% projected annual yield utilizing the January 29, 2013 closing market price of $7.47.

On June 19, 2012 First Commonwealth announced a $50.0 million common stock repurchase program. As of December 31, 2012, First Commonwealth has purchased 5,662,083 shares at an average price of $6.62 per share.

On January 29, 2013, First Commonwealth’s Board of Directors authorized an additional share repurchase program for up to $25.0 million in shares of First Commonwealth’s common stock. Under this program, management is authorized to repurchase shares through Rule 10b5-1 plans, open market purchases, privately negotiated transactions, block purchases or otherwise in accordance with applicable federal securities laws, including Rule 10b-18 of the Securities Exchange Act of 1934. Depending on market conditions and other factors, repurchases may be made at any time or from time to time, without prior notice. First Commonwealth may suspend or discontinue the program at any time.

First Commonwealth’s Board of Directors also authorized the redemption of approximately $32.5 million in issued and outstanding 9.50% mandatorily redeemable capital securities issued by First Commonwealth Capital Trust I. First Commonwealth expects to complete the redemption of these securities during the first quarter of 2013.

First Commonwealth’s capital ratios for Total, Tier I and Leverage at December 31, 2012 were 14.5%, 13.3% and 11.2%, respectively.

Conference Call

First Commonwealth will host a quarterly conference call to discuss its financial results for the fourth quarter and full year of 2012 on Wednesday, January 30, 2013 at 2:00 PM (ET). The call can be accessed by dialing (toll free) 1-888-317-6016 or through our web page, http://www.fcbanking.com via our “Investor Relations” link. A replay of the call will be available approximately one hour following the conclusion of the conference. A link to the call replay will be accessible at this web page for 30 days.

About First Commonwealth Financial Corporation

First Commonwealth Financial Corporation is a $6.0 billion financial holding company headquartered in Indiana, Pennsylvania. It operates 112 retail branch offices in 15 counties in western and central Pennsylvania through First Commonwealth Bank, a Pennsylvania chartered bank and trust company. Financial services and insurance products are also provided through First Commonwealth Insurance Agency and First Commonwealth Financial Advisors, Inc.

Forward-Looking Statements

This release contains forward-looking statements about First Commonwealth’s future plans, strategies and financial performance. These statements can be identified by the fact that they do not relate strictly to historical or current facts and often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Such statements are based on assumptions and involve risks and uncertainties, many of which are beyond our control and may cause actual results, performance or achievements to differ materially from the results, performance or achievements contemplated by the forward-looking statements. Global and domestic economies could fail to recover from the recent economic downturn or could experience another severe contraction, which could adversely affect our revenues, increase credit-related costs and reduce the values of our assets and liabilities. Global financial markets could experience a recurrence of significant turbulence, which could reduce the availability of funding to certain financial institutions and lead to a tightening of credit, a reduction of business activity, and increased market volatility. Continued stress in the commercial real estate markets, as well as a delay or failure of recovery in the residential real estate markets, could cause additional credit losses and deterioration in asset values. In addition, our business and financial performance is likely to be negatively impacted by effects of recently enacted and future legislation and regulation. Our results could also be adversely affected by continued deterioration in general business and economic conditions; changes in interest rates; deterioration in the credit quality of our loan portfolios or in the value of the collateral securing those loans; deterioration in the value of securities held in our investment securities portfolio; legal and regulatory developments; increased competition from both banks and non-banks; changes in customer behavior and preferences; effects of mergers and acquisitions and related integration; effects of critical accounting policies and judgments; and management’s ability to effectively manage credit risk, market risk, operational risk, compliance and legal risk, interest rate risk, and liquidity risk. Forward-looking statements speak only as of the date on which they are made. First Commonwealth undertakes no obligation to update any forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Contact:

Media:

Susie Barbour

Media Relations Supervisor

724-463-5618

Investor Relations:

Robert E. Rout

Executive Vice President and Chief Financial Officer

724-349-7220

###

FIRST COMMONWEALTH FINANCIAL CORPORATION

CONSOLIDATED FINANCIAL DATA

Unaudited

(dollars in thousands, except per share data)

	For the Three Months Ended			For the Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2012	2012	2011	2012	2011
SUMMARY RESULTS OF OPERATIONS

Net interest income (FTE)(1)	$48,223	$47,704	$48,906	$193,321	$195,367
Provision for credit losses	5,706	6,754	25,912	20,544	55,816
Noninterest income	14,103	17,855	15,478	65,434	57,669
Noninterest expense	43,842	44,765	48,576	177,207	176,826
Net income (loss)	8,735	9,847	(5,717)	41,954	15,274

Earnings per common share (diluted)	$0.09	$0.09	($0.05)	$0.40	$0.15

KEY FINANCIAL RATIOS

Return on average assets	0.58%	0.66%	-0.40%	0.71%	0.27%
Return on average shareholders’ equity	4.55%	5.07%	-2.94%	5.46%	2.00%
Efficiency ratio(2)	70.38%	68.45%	75.45%	68.54%	70.49%
Net interest margin (FTE)(1)	3.57%	3.54%	3.78%	3.61%	3.80%

Book value per common share	$7.49	$7.45	$7.23
Tangible book value per common share(4)	5.86	5.88	5.67
Market value per common share	6.82	7.05	5.26
Cash dividends declared per common share	0.05	0.05	0.03	$0.18	$0.12

ASSET QUALITY RATIOS

Allowance for credit losses as a percent of end-of-period loans(6)	1.60%	1.52%	1.51%
Allowance for credit losses as a percent of nonperforming loans(6)	62.47%	68.27%	62.01%
Nonperforming loans as a percent of end-of-period loans(5)	2.56%	2.23%	2.76%
Nonperforming assets as a percent of total assets(5)	1.99%	1.85%	2.44%
Net charge-offs as a percent of average loans (annualized)	0.25%	0.41%	3.63%

CAPITAL RATIOS

Shareholders’ equity as a percent of total assets	12.44%	12.98%	12.99%
Tangible common equity as a percent of tangible assets(3)	10.01%	10.54%	10.48%
Leverage Ratio	11.24%	11.69%	11.91%
Risk Based Capital - Tier I	13.28%	13.68%	13.46%
Risk Based Capital - Total	14.53%	14.93%	14.71%

(5)	- Includes held for sale loans.
(6)	- Excludes held for sale loans.

FIRST COMMONWEALTH FINANCIAL CORPORATION

CONSOLIDATED FINANCIAL DATA

Unaudited

(dollars in thousands, except share data)

	For the Three Months Ended			For the Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2012	2012	2011	2012	2011

INCOME STATEMENT
Interest income	$53,867	$53,880	$56,487	$219,075	$231,545
Interest expense	6,676	7,230	8,854	30,146	41,678

Net Interest Income	47,191	46,650	47,633	188,929	189,867
Taxable equivalent adjustment(1)	1,032	1,054	1,273	4,392	5,500

Net Interest Income (FTE)	48,223	47,704	48,906	193,321	195,367

Provision for credit losses	5,706	6,754	25,912	20,544	55,816

Net Interest Income after Provision for Credit Losses (FTE)	42,517	40,950	22,994	172,777	139,551

Changes in fair value on impaired securities	644	1,374	(207)	2,193	(425)
Non-credit related (gains) losses on securities not expected to be sold (recognized in other comprehensive income)	(644)	(1,374)	207	(2,193)	425

Net Impairment Losses	0	0	0	0	0

Net securities gains	29	163	0	192	2,185
Trust income	1,426	1,631	1,413	6,206	6,498
Service charges on deposit accounts	3,768	3,736	3,765	14,743	14,775
Insurance and retail brokerage commissions	1,334	1,844	1,500	6,272	6,376
Income from bank owned life insurance	1,481	1,465	1,438	5,850	5,596
Gain on sale of assets	291	757	1,883	4,607	4,155
Card related interchange income	3,540	3,260	3,073	13,199	11,968
Credit risk on interest rate swaps	(371)	375	(1,044)	755	(6,687)
Other income	2,605	4,624	3,450	13,610	12,803

Total Noninterest Income	14,103	17,855	15,478	65,434	57,669

Salaries and employee benefits	20,668	21,280	21,577	86,069	84,669
Net occupancy expense	3,313	3,235	3,336	13,255	14,069
Furniture and equipment expense	3,134	3,118	3,110	12,460	12,517
Data processing expense	1,708	1,987	1,545	7,054	6,027
Pennsylvania shares tax expense	1,503	1,510	1,434	5,706	5,480
Intangible amortization	358	367	371	1,467	1,534
Collection and repossession expense	1,106	1,281	2,580	5,756	7,583
Other professional fees and services	1,162	1,028	1,367	4,329	5,297
FDIC insurance	1,275	1,258	1,230	5,032	5,490
Loss on sale or write-down of assets	3,179	426	4,754	7,394	9,428
Operational losses	334	3,657	371	4,367	779
Other operating expenses	6,102	5,618	6,901	24,318	23,953

Total Noninterest Expense	43,842	44,765	48,576	177,207	176,826

Income (loss) before Income Taxes	12,778	14,040	(10,104)	61,004	20,394
Taxable equivalent adjustment(1)	1,032	1,054	1,273	4,392	5,500
Income tax provision (benefit)	3,011	3,139	(5,660)	14,658	(380)

Net Income (loss)	$8,735	$9,847	($5,717)	$41,954	$15,274

Shares Outstanding at End of Period	99,629,494	103,890,029	104,916,994	99,629,494	104,916,994
Average Shares Outstanding Assuming Dilution	101,787,103	104,098,383	104,765,492	103,885,663	104,700,393

FIRST COMMONWEALTH FINANCIAL CORPORATION

CONSOLIDATED FINANCIAL DATA

Unaudited

(dollars in thousands)

	December 31,	September 30,	December 31,
	2012	2012	2011
BALANCE SHEET (Period End)

Assets
Cash and due from banks	$98,724	$85,183	$74,967
Interest-bearing bank deposits	4,258	3,881	3,511
Securities	1,199,531	1,163,301	1,182,572
Loans held for sale	0	0	13,412

Loans	4,204,704	4,214,299	4,043,643
Allowance for credit losses	(67,187)	(64,114)	(61,234)

Net loans	4,137,517	4,150,185	3,982,409

Goodwill and other intangibles	162,331	162,690	163,799
Other assets	393,029	398,398	420,452

Total Assets	$5,995,390	$5,963,638	$5,841,122

Liabilities and Shareholders’ Equity
Noninterest-bearing demand deposits	$883,269	$858,003	$780,377

Interest-bearing demand deposits	97,963	97,834	95,945
Savings deposits	2,543,990	2,433,065	2,430,802
Time deposits	1,032,659	1,105,532	1,197,560

Total interest-bearing deposits	3,674,612	3,636,431	3,724,307

Total deposits	4,557,881	4,494,434	4,504,684

Short-term borrowings	356,227	461,770	312,777
Long-term borrowings	280,221	180,471	207,414

Total borrowings	636,448	642,241	520,191

Other liabilities	55,054	53,072	57,704
Shareholders’ equity	746,007	773,891	758,543

Total Liabilities and Shareholders’ Equity	$5,995,390	$5,963,638	$5,841,122

	For the Three Months Ended						For the Year Ended
	December 31, 2012	Yield/ Rate	September 30, 2012	Yield/ Rate	December 31, 2011	Yield/ Rate	December 31, 2012	Yield/ Rate	December 31, 2011	Yield/ Rate
NET INTEREST MARGIN (Quarterly and Year-to-Date Averages)

Assets
Loans (FTE)(1)(5)	$4,214,000	4.48%	$4,186,446	4.50%	$4,026,069	4.86%	$4,165,292	4.60%	$4,061,822	4.99%
Securities and interest bearing bank deposits (FTE)(1)	1,165,991	2.52%	1,175,476	2.55%	1,113,525	2.99%	1,183,769	2.69%	1,075,127	3.18%

Total Interest-Earning Assets (FTE)(1)	5,379,991	4.06%	5,361,922	4.08%	5,139,594	4.46%	5,349,061	4.18%	5,136,949	4.61%
Noninterest-earning assets	582,755		588,954		599,025		591,086		591,505

Total Assets	$5,962,746		$5,950,876		$5,738,619		$5,940,147		$5,728,454

Liabilities and Shareholders’ Equity
Interest-bearing demand and savings deposits	$2,609,722	0.16%	$2,530,100	0.16%	$2,524,019	0.26%	$2,567,387	0.18%	$2,485,077	0.31%
Time deposits	1,082,785	1.28%	1,101,991	1.45%	1,216,941	1.67%	1,138,112	1.49%	1,343,281	1.92%
Short-term borrowings	365,697	0.28%	485,754	0.25%	232,629	0.30%	402,196	0.27%	182,864	0.40%
Long-term borrowings	237,975	3.20%	181,038	4.10%	192,862	3.92%	202,598	3.76%	184,185	4.05%

Total Interest-Bearing Liabilities	4,296,179	0.62%	4,298,883	0.67%	4,166,451	0.84%	4,310,293	0.70%	4,195,407	0.99%
Noninterest-bearing deposits	853,520		824,784		751,072		810,041		720,005
Other liabilities	48,565		53,823		50,312		50,859		49,163
Shareholders’ equity	764,482		773,386		770,784		768,954		763,879

Total Noninterest-Bearing Funding Sources	1,666,567		1,651,993		1,572,168		1,629,854		1,533,047

Total Liabilities and Shareholders’ Equity	$5,962,746		$5,950,876		$5,738,619		$5,940,147		$5,728,454

Net Interest Margin (FTE) (annualized)(1)		3.57%		3.54%		3.78%		3.61%		3.80%

FIRST COMMONWEALTH FINANCIAL CORPORATION

CONSOLIDATED FINANCIAL DATA

Unaudited

(dollars in thousands, except per share data)

	December 31,	September 30,	December 31,
	2012	2012	2011
ASSET QUALITY DETAIL

Nonperforming Loans:

Loans on nonaccrual basis	$45,057	$40,704	$33,635
Loans on nonaccrual basis held for sale	0	0	13,412
Troubled debt restructured loans on nonaccrual basis	49,461	46,026	44,841
Troubled debt restructured loans on accrual basis	13,037	7,176	20,276

Total Nonperforming Loans	$107,555	$93,906	$112,164
Other real estate owned (“OREO”)	11,262	16,016	30,035
Repossessions (“Repo”)	575	617	476

Total Nonperforming Assets	$119,392	$110,539	$142,675
Loans past due in excess of 90 days and still accruing	$2,447	$2,998	$11,015
Criticized loans	288,502	269,041	292,023
Nonperforming assets as a percentage of total loans, plus OREO and Repos	2.83%	2.61%	3.50%
Allowance for credit losses	$67,187	$64,114	$61,234

	For the Three Months Ended			For the Year Ended
	December 31, 2012	September 30, 2012	December 31, 2011	December 31, 2012	December 31, 2011
Net Charge-offs:

Commercial, financial, agricultural and other	$174	$1,197	$3,334	$4,764	$6,641
Real estate construction	784	1,987	13,361	3,019	27,931
Commercial real estate	59	27	17,833	441	24,512
Residential real estate	753	481	1,407	3,406	3,975
Loans to individuals	863	624	860	2,961	2,752

Net Charge-offs	$2,633	$4,316	$36,795	$14,591	$65,811

Net charge-offs as a percentage of average loans outstanding (annualized)	0.25%	0.41%	3.63%	0.35%	1.62%
Provision for credit losses as a percentage of net charge-offs	216.71%	156.49%	70.42%	140.80%	84.81%
Provision for credit losses	$5,706	$6,754	$25,912	$20,544	$55,816

FIRST COMMONWEALTH FINANCIAL CORPORATION

CONSOLIDATED FINANCIAL DATA

Unaudited

(dollars in thousands, except per share data)

RECONCILIATION OF NON-GAAP MEASURES

(1)	Net interest income has been computed on a fully taxable equivalent basis (“FTE”) using the 35% federal income tax statutory rate.
(2)

Efficiency ratio is “total noninterest expense” as a percentage of total revenue. Total revenue consists of “net interest income, on a fully taxable equivalent basis,” plus “total noninterest income,” excluding “net impairment losses” and “net securities gains.”

	December 31,	September 30,	December 31,
	2012	2012	2011
Tangible Equity:
Total shareholders’ equity	$746,007	$773,891	$758,543
Less: intangible assets	162,331	162,690	163,799

Tangible Equity	583,676	611,201	594,744
Less: preferred stock	0	0	0

Tangible Common Equity	$583,676	$611,201	$594,744

Tangible Assets:
Total assets	$5,995,390	$5,963,638	$5,841,122
Less: intangible assets	162,331	162,690	163,799

Tangible Assets	$5,833,059	$5,800,948	$5,677,323

(3) Tangible Common Equity as a percentage of Tangible Assets	10.01%	10.54%	10.48%

Shares Outstanding at End of Period	99,629,494	103,890,029	104,916,994
(4) Tangible Book Value Per Common Share	$5.86	$5.88	$5.67

Note: Management believes that it is a standard practice in the banking industry to present these non-gaap measures. These measures provide useful information to management and investors by allowing them to make peer comparisons.